UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2009

Amazon Goldsands Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Jiron Caracas 2226, Jesús María, Lima 11, Peru	________
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (51 1) 989 184706

_________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 2, 2009, the board of directors appointed Gustavo Janeiro (Age: 37) to act as Chief Financial Officer, Secretary and Treasurer and hold this position until removed by the board of directors.  Mr. Janeiro is filling the vacancies created by the resignation of Carlos Stocker.

From December 2006 to the present time, Mr. Janeiro has served as the finance and administrative manager for Raymos S.A.C.I., a pharmaceutical company based in Argentina.  Between December 2005 and November 2006, Mr. Janeiro served as the finance and administrative manager for TMF Argentina S.R.L., a business outsourcing firm based in Argentina, and was responsible for management of offices in Peru and Central America.  Mr. Janeiro served as controller of VF Argentina S.A., a company engaged in the apparel business and based in Argentina from May 2005 to October 2005.  From April 2002 to April 2004, Mr. Janeiro served as finance and administration manager for Hexal Argentina S.A., a pharmaceutical company based in Argentina.  Between 1995 and 2002, Mr. Janeiro worked with KPMG’s business process outsourcing department in Argentina.  Mr. Janeiro earned an accounting degree from the University of Buenos Aires School of Economics in 1996.

There are no family relationships between Mr. Janeiro and any other of our directors or executive officers.

Mr. Janeiro has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have any employment agreement with Mr. Janeiro.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 6, 2009

Amazon Goldsands Ltd.

By:	/s/ Hector Ponte
Name:	Hector Ponte
Title:	Chief Executive Officer & Director